Exhibit 99.1

Contacts:

Alnylam Pharmaceuticals, Inc.
Cynthia Clayton Vice President, Investor Relations and Corporate Communications 617-551-8207 Liz Bryan (Media) Spectrum 202-955-6222 x2526

Alnylam Launches “Alnylam 2020” Guidance for

Advancement and Commercialization of RNAi Therapeutics

– By End of 2020, Company Expects to Achieve Profile with 3 Marketed Products, 10 RNAi Therapeutic Clinical Programs – Including 4 in Late Stages – Across 3 Strategic Therapeutic Areas (STArs) –

– Provides Goals and Guidance for 2015, Exceeding its “Alnylam 5x15” Guidance Established in 2011 and Further Updated in 2014 –

– Increases Guidance to End 2014 with Approximately $880 Million in Cash –

Cambridge, Mass., January 8, 2015 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, announced today its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across 3 Strategic Therapeutic Areas (STArs). As outlined at its R&D Day, held on December 12, 2014, the company’s 3 STArs include: Genetic Medicines, RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, RNAi therapeutics for the treatment of unmet needs in dyslipidemia, hypertension, diabetes, and non-alcoholic steatohepatitis (NASH); and Hepatic Infectious Disease, RNAi therapeutics for the treatment of infectious diseases with liver involvement. In addition and as outlined further below, the company announced its pipeline goals for 2015, putting the company on track to exceed its “Alnylam 5x15” guidance established in January 2011 and further updated in January 2014.

“Our ‘Alnylam 5x15’ product strategy put Alnylam on a trajectory to transition from a platform technology company to a platform-driven product company. We successfully executed on this strategy, and are now on track to even exceed our expanded 2014 guidance. ‘Alnylam 2020’ is new guidance that marks our expected transition from a late-stage clinical development company to a multi-product commercial-stage company with a sustainable development pipeline – a profile that we believe has rarely been achieved in the biopharmaceutical industry. Specifically, ‘Alnylam 2020’ provides what we believe to be an exciting path forward for Alnylam with multiple marketed products and a rich pipeline of programs in clinical development, including in late stages, in our 3 Strategic Therapeutic Areas, or ‘STArs’,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Across our 3 STArs – Genetic Medicines, Cardio-Metabolic Disease, and Hepatic Infectious Disease – we believe that we can address major unmet needs globally in a wide range of diseases with high-impact, differentiated medicines, and continue to build what we believe to be one of the most robust product pipelines in biotech. By delivering on our near- and longer-term goals, we envision the potential to make a meaningful difference in the lives of patients and their caregivers, and, in so doing, maximize value for our shareholders.”

Alnylam also announced today its goals and guidance for 2015 across its 3 STArs, putting the company on track to exceed its “Alnylam 5x15” guidance – introduced in January 2011 and further updated in January 2014 – with 8 programs in clinical development, including 2 in Phase 3, with 5 having achieved human proof-of-concept results. The company’s 2015 goals and guidance are as follows:

Genetic Medicine STAr, a broad pipeline of investigational RNAi therapeutics for rare diseases.

•	Patisiran, an RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP).

•	Continue enrollment in the APOLLO Phase 3 study.

•	Present data in mid-2015 from ongoing Phase 2 open-label extension (OLE) study with patisiran in patients with FAP.

•	Revusiran, a subcutaneously administered RNAi therapeutic targeting TTR for the treatment of ATTR in patients with familial amyloidotic cardiomyopathy (FAC).

•	Continue enrollment in the ENDEAVOUR Phase 3 study.

•	Present data in late 2015 from ongoing Phase 2 OLE study in patients with TTR cardiac amyloidosis.

•	Present results from natural history study of patients with TTR cardiac amyloidosis in early 2015.

•	ALN-AT3, a subcutaneously administered RNAi therapeutic targeting antithrombin (AT) for the treatment of hemophilia and rare bleeding disorders (RBDs).

•	Continue enrollment in Phase 1 study.

•	Present additional data in early and mid-2015, with complete data in late 2015.

•	Start Phase 2 study in late 2015.

•	ALN-CC5, a subcutaneously administered RNAi therapeutic targeting complement C5 for the treatment of complement-mediated diseases.

•	Start Phase 1/2 study in early 2015.

•	Present initial data in mid-2015 and additional data in late 2015.

•	Initiate “Part C” of Phase 1/2 study in patients with paroxysmal nocturnal hemoglobinuria (PNH) in late 2015.

•	ALN-AS1, a subcutaneously administered RNAi therapeutic targeting aminolevulinic acid synthase-1 (ALAS-1) for the treatment of hepatic porphyrias, including acute intermittent porphyria (AIP).

•	Start Phase 1 study in mid-2015, with initial data expected in early 2016.

•	ALN-AAT, a subcutaneously administered RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of AAT deficiency-associated liver disease.

•	File Investigational New Drug (IND) application or IND equivalent in mid-2015.

•	Start Phase 1 study in late 2015.

•	ALN-GO1, a subcutaneously administered RNAi therapeutic targeting glycolate oxidase (GO) for the treatment of primary hyperoxaluria type 1 (PH1).

•	Select Development Candidate in mid-2015 to support IND or IND equivalent filing in 2016.

•	Advance additional Genetic Medicine STAr programs to support 2 or more INDs in 2016.

•	Across its Genetic Medicine STAr, Alnylam plans on developing and commercializing its products through direct marketing and sales in the U.S. and EU, while leveraging its alliance with Genzyme, a Sanofi company, for product commercialization in the rest-of-world (ROW).

Cardio-Metabolic Disease STAr, a pipeline of investigational RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases.

•	ALN-PCSsc, a subcutaneously administered RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-PCSsc is partnered with The Medicines Company.

•	Continue enrollment in Phase 1 study.

•	Present initial data in mid-2015.

•	Advance additional Cardio-Metabolic STAr programs to support at least 1 new IND in 2016.

•	The company intends to seek strategic partnership opportunities for programs in its Cardio-Metabolic Disease STAr, while retaining significant product development and commercialization rights in the U.S. and EU.

Hepatic Infectious Disease STAr, a pipeline of investigational RNAi therapeutics that address the major global health challenges of hepatic infectious diseases.

•	ALN-HBV, a subcutaneously administered RNAi therapeutic targeting the hepatitis B viral (HBV) genome for the treatment of chronic HBV infection.

•	File IND or IND equivalent in late 2015.

•	Advance additional Hepatic Infectious Disease STAr programs.

•	The company intends to seek strategic partnership opportunities for programs in its Hepatic Infectious Disease STAr, while retaining significant product development and commercialization rights in the U.S. and EU.

The company now expects to end 2014 with approximately $880 million in cash and intends to provide financial guidance for 2015 in connection with its year-end 2014 financial results in February.

Alnylam management plans to present a company overview detailing these goals and guidance at the 33rd Annual J.P. Morgan Healthcare Conference on Monday, January 12, 2015 at 10:00 a.m. PT (1:00 p.m. ET) at the Westin St. Francis Hotel in San Francisco, Calif. A live audio webcast of the presentation and the subsequent Q&A session will be available on the Investors section of the company’s website, www.alnylam.com. A replay of the presentation will be available on the Alnylam website within 48 hours after the event.

About RNAi

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam’s pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Genzyme, a Sanofi company. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam’s pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s views with respect to the potential for RNAi therapeutics, its expectations regarding its STAr pipeline growth strategy, its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics, its expectations for the filing of regulatory documents, the timing of the start of clinical studies and presentation of clinical data, and its expected cash position as of December 31, 2014, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation,

Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical studies, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to manage operating expenses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.